THE TOCQUEVILLE TRUST
                        THE TOCQUEVILLE ASIA-PACIFIC FUND
              SPECIAL MEETING OF SHAREHOLDERS -- ________ __, 1997


Please refer to the Combined Prospectus/Proxy Statement for a discussion of these matters. THE UNDERSIGNED HOLDER(S) OF SHARES OF BENEFICIAL INTEREST OF THE TOCQUEVILLE ASIA-PACIFIC FUND HEREBY CONSTITUTES AND APPOINTS KIERAN LYONS AND ROBERT KLEINSCHMIDT, OR EITHER OF THEM, THE ATTORNEYS AND PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE THE SHARES LISTED BELOW AS DIRECTED, AND HEREBY REVOKES ANY PRIOR PROXIES. To vote, mark an X in blue or black ink on the proxy card below. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE TOCQUEVILLE TRUST.


------Detach card at perforation and mail in postage paid envelope provided----

1. Vote on Proposal to approve a Plan of Reorganization and Liquidation with respect to The Tocqueville Asia-Pacific
     Fund.

     FOR              AGAINST             ABSTAIN
     [ ]                [ ]                 [ ]

-----Detach card at perforation and mail in postage paid envelope provided------

                              THE TOCQUEVILLE TRUST
                        THE TOCQUEVILLE ASIA-PACIFIC FUND
                                      PROXY

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF EACH PROPOSAL.


                    Please sign exactly as name appears on this card. When account is joint tenants, all should sign. When signing as administrator, trustee or guardian, please give title. If a corporation or partnership, sign in entity's name and by authorized person.

                    x________________________________________________________

                    x________________________________________________________

                    Dated:______________________________________________, 1997